Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-210551	Guaranteed Accumulation Account
S-3	333-203610	Voya Select Rate
S-3	333-203619	Voya Select Multi-Index 5 and 7
S-3	333-203646	Multi-Rate Annuity
S-3	333-203644	Guaranteed Account
S-3	333-203645	Multi-Rate Annuity
S-3	333-203643	Guaranteed Account

of our reports dated March 15, 2018, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 15, 2018